Exhibit 10.5
AMENDMENT
TO
Cooperative Joint Venture Contract and Articles of Association of
SES (Zaozhuang) New Gas Company Ltd
between
Shandong Hai Hua Coal & Chemical Company Ltd
and
Synthesis Energy Systems Investments, Inc.

Amendment to Cooperative Joint Venture Contract and Articles of Association of SES (Zaozhuang) New Gas Company Ltd (the “JV Company”) between Shandong Hai Hua Coal & Chemical Company Ltd (“Hai Hua”) and Synthesis Energy Systems Investments, Inc. (“SES”)
WITNESSETH:
WHEREAS, Hai Hua and SES have entered into a joint venture contract dated 6 July 2006 and articles of association dated 27 July 2006 (hereinafter called the “JV Contract” and the “Articles”); and
WHEREAS, Hai Hua and SES wish to clarify certain sections of the JV Contract and Articles.
NOW, THEREFORE, it is mutually agreed by and between the Parties hereto as follows:
1.	Delete Articles 9, 10 and 11 of the JV Contract and Articles in their entirety and substitute the following in lieu thereof:
Article 9 The total investment in the JV Company shall be US Dollar $24,015,155 (approximately an equivalent RMB189,837,400).
Article 10 The registered capital of the JV Company shall be US Dollar $9,606,062, approximately an equivalent RMB 75,934,960, 40% of the total investment).
(1)	SES shall contribute US Dollar $9,125,759, (approximately RMB 72,138,212) in cash as its registered capital contribution to the JV Company for a 95% Ownership Share in the JV Company; and

(2)	Hai Hua shall contribute the following assets and cooperative conditions as its registered capital contribution to the JV Company: Hai Hua shall set aside 10 mu of cleared, level land on its site that the Company will use to build a covered coal storage facility for the Project (“Coal Storage Facility”) during the operation period. Hai Hua shall be responsible for investing in and building syngas and coke oven gas & steam pipelines from Hai Hua’s plant to the Plant’s fence line, and Hai Hua shall provide to the JV Company, only during the first year of Commercial Operation, free coke oven gas and coke which the Plant shall use as its start-up fuel (up to a maximum amount to be agreed by the Parties in the Contract for Synthesis Gas Purchase and Sales). Hai Hua shall also provide suitable office building on Hai Hua’s site for the JV Company’s project preparation office. The

Parties have agreed that the value of the above mentioned assets and cooperative conditions equal US Dollar $480,303 (approximately equivalent RMB 3,796,748) for a 5% Ownership Share in the JV Company.
Article 11 SES’s registered capital will be contributed in separate instalments. A first instalment of 15% of the registered capital will be made by SES within ninety (90) days of the date of issuance of the business licence of the JV Company. Further instalments will be contributed in less than two years of the date of issuance of the business licence of the JV Company, as required by the Plant’s construction schedule. Hai Hua shall complete construction of the coal storage facility and piping interconnections within 180 days of the date of issuance of the business licence of the JV Company, and provide to the JV Company, only during the first year of Commercial Operation, free coke oven gas and coke which the Plant shall use as its start-up fuel as its registered capital contribution.
2.	Add a new Article 64 to the Articles.
Article 64 Supervisor (Inspector)
In lieu of a supervision committee, the JV Company shall appoint one individual to act as the JV Company’s supervisor (the “Supervisor”). The Supervisor shall be appointed by a majority vote of the JV Company’s Board. Neither members of the JV Company’s Board nor senior managers of the JV Company may serve as the Supervisor. The Supervisor’s term shall be three (3) years. The Supervisor’s responsibilities shall include:
(i)	Reviewing the JV Company’s accounting;

(ii)	Reviewing the work performance of the JV Company’s Board members and senior managers and, if the situation warrants, providing suggestions for dismissing Board members or senior managers for violations of laws, administrative regulations, these Articles or any Board resolutions;

(iii)	If a Board member or senior manager of the JV Company harms the JV Company’s interests, the Supervisor may recommend corrective actions; and

(iv)	The Supervisor may recommend dates for Board meetings.

3.	In the JV Contract and Articles delete all references to “Tolling Contract” and substitute “Contract for Synthesis Gas Purchase and Sales” in lieu thereof.

Except as expressly revised and amended by this Amendment to the JV Contract and Articles, the JV Contract and Articles in all other respects are ratified, confirmed, and shall continue in full force and effect in accordance with the original agreements and their attachments.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on November 8, 2006 in Zaozhuang City Shandong Province. PRC by the authorized representatives of the Parties to.

Shandong Hai Hua Coal & Chemical Company Ltd.		Synthesis Energy Systems Investments, Inc.

By:	/s/ Ding Zhongmin	By:	/s/ Donald P. Bunnell

	Name: Ding Zhongmin		Name: Donald P. Bunnell
	Title: Chairman		Title: Authorized Representative

[SEAL]